Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

KIMCO REALTY CORPORATION,

NEW KRC CORP.

and

KRC MERGER SUB CORP.

Dated as of December 15, 2022

AGREEMENT AND PLAN OF MERGER

This MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of December 15, 2022 by and among Kimco Realty Corporation, a Maryland corporation (the “Company”), New KRC Corp., a Maryland corporation (“Holdco”), and KRC Merger Sub Corp., a Maryland corporation (“Merger Sub” and, together with the Company and Holdco, collectively the “Parties”).

BACKGROUND

WHEREAS, as of the date hereof, Holdco is a wholly-owned subsidiary of the Company, and Holdco also owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”);

WHEREAS, the Parties intend to effect a reorganization pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving entity (the “Merger”). In connection with the Merger and at the Effective Time (as defined herein), (i) each share of common stock, $0.01 par value per share, each share of 5.125% Class L Cumulative Redeemable Preferred Stock, $1.00 par value per share, each share of 5.25% Class M Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Company, issued and outstanding prior to the Effective Time, and, while none are currently known to be outstanding,  any shares of excess stock, $0.01 par value per share, and any share of excess preferred stock, $1.00 par value per share, of the Company, issued and outstanding immediately prior to the Effective Time, will be converted automatically into one corresponding share of common stock, $0.01 par value per share, 5.125% Class L Cumulative Redeemable Preferred Stock, $1.00 par value per share, 5.25% Class M Cumulative Redeemable Preferred Stock, $1.00 par value per share, excess stock, $0.01 par value per share, or excess preferred stock, $0.01 par value per share, of Holdco, as applicable, with the same terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the charter of the Company, (ii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into one corresponding share of common stock, $0.01 par value per share, of the Company and (iii) each share of common stock, $0.01 par value per share, of Holdco, issued and outstanding immediately prior to the Effective Time, will be cancelled, in each case as more fully described herein;

WHEREAS, at the Effective Time, the Company will change its name as set forth herein, and, following the Effective Time, Holdco will change its name to “Kimco Realty Corporation” (i.e., the prior name of the Company);

WHEREAS, following the Effective Time, the Company intends to convert (the “Conversion”) from a Maryland corporation to a Delaware limited liability company to be named “Kimco Realty OP, LLC” (the “Converted Company”), pursuant to which all of the outstanding shares of common stock, $0.01 par value per share (the “Surviving Company Common Stock”), of the Company held by Holdco immediately after the Effective Time shall, without any further action on the part of the Company or Holdco, be converted into a limited liability company interest in the Converted Company representing a percentage interest in the Converted Company equal to the percentage that Holdco’s shares of Surviving Company Common Stock represented of all of the shares of Surviving Company Common Stock outstanding immediately before the Conversion.  Upon the Conversion, Holdco will be the sole member and manager of the Company;

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WHEREAS, the boards of directors of the Company, Holdco and Merger Sub, have unanimously approved the Merger. Pursuant to Section 3–106.2 of the Maryland General Corporation Law (the “MGCL”), the Merger does not require the approval of the stockholders of the Company; and

WHEREAS, it is intended that, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes): the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of the Code and the Treasury regulations promulgated thereunder.

AGREEMENT

NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

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ARTICLE 1
THE MERGER

Section 1.1         Merger. In accordance with the provisions of this Agreement, the Articles of Merger (as defined below) and the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity under the laws of the State of Maryland.

Section 1.2         Effective Time and Execution. Subject to the terms and conditions of this Agreement, at a time of their choosing, the Parties shall cause the articles of merger pertaining to the Merger, substantially in the form of Exhibit A hereto (the “Articles of Merger”), to be filed with the State Department of Assessments and Taxation of Maryland in the manner provided under Maryland law. The Merger shall become effective at the effective time set forth in the Articles of Merger as filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the “Effective Time”). The Company, as it will exist from and after the Effective Time, is herein sometimes referred to as the “Surviving Entity.”

Section 1.3         Name of Surviving Entity. The name of the Surviving Entity shall be amended in the Articles of Merger, so that following the Merger and prior to the Conversion shall be “KRC Interim Corp..”

Section 1.4           Effect of the Merger.

(a)          The Merger shall, from and after the Effective Time, have the effects provided for in the MGCL.

(b)         Without limitation of paragraph (a) above, at the Effective Time, (i) all of the rights, privileges, powers and franchises and all property (real, personal and mixed) of the Company shall automatically vest in the Surviving Entity, (ii) all debts, liabilities and duties of the Company shall automatically attach to and become the responsibility of the Surviving Entity, (iii) all company acts, plans, policies, contracts, approvals and authorizations of the Company that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Entity and shall be effective and binding on the Surviving Entity as the same were with respect to the Company, (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against the Company may be prosecuted as if the Merger had not taken place or the Surviving Entity may be substituted for the Company in any such action or proceeding and (v) any employees of the Company at the Effective Time shall be employees of the Surviving Entity.

Section 1.5          Governing Documents. At the Effective Time, the charter of the Company (the “Charter”) as in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity, except that the Charter of the Surviving Entity shall be amended contemplated above. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity.

Section 1.6         Officers and Directors. The persons serving as officers and directors of the Company immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity until changed in accordance with the applicable organizational documents thereof.

Section 1.7           Effect of Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

(a)         Company Common Stock. Each share of common stock, par value $0.01 per share of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”).

(b)          Company Class L Preferred Stock. Each share of 5.125% Class L Cumulative Redeemable, Preferred Stock, $1.00 par value per share of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of 5.125% Class L Cumulative Redeemable, Preferred Stock, $1.00 par value per share of Holdco.

(c)         Company Series M Preferred Stock. Each share of 5.250% Class M Cumulative Redeemable, Preferred Stock, $1.00 par value per share of the Company issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of 5.250% Class M Cumulative Redeemable, Preferred Stock, $1.00 par value per share of Holdco.

(d)         Company Excess Stock. Each share of excess stock, $0.01 par value per share of the Company, issued and outstanding immediately prior to the Effective Time, if any, shall automatically convert, on a one-for-one basis, into one share of excess stock, $0.01 par value per share of Holdco.

(e)          Company Class L Excess Preferred Stock. Each share of Class L excess preferred stock, $1.00 par value per share, $1.00 par value per share of the Company, issued and outstanding immediately prior to the Effective Time, if any, shall automatically convert, on a one-for-one basis, into one share of Class L excess preferred stock, $1.00 par value per share, of Holdco.

(f)          Company Class M Excess Preferred Stock. Each share of Class M excess preferred stock, $1.00 par value per share, $1.00 par value per share of the Company, issued and outstanding immediately prior to the Effective Time, if any, shall automatically convert, on a one-for-one basis, into one share of Class M excess preferred stock, $1.00 par value per share, of Holdco.

(g)          Merger Sub Common Stock. All shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of common stock, par value $0.01 per share of the Surviving Entity.

(h)          Holdco Common Stock. Each share of common stock, par value $0.01 per share, of Holdco issued and outstanding immediately prior to the Effective Time shall automatically be cancelled for no consideration and cease to be issued or outstanding.

Section 1.8          Dissenter’s Rights. In accordance with Section 3-202(c)(3) of the MGCL, no dissenter’s rights will be available to the Company’s stockholders in connection with the Merger.

Section 1.9          No Required Surrender of Share Certificates. As used herein, the term “Company Shares” refers collectively to the Company’s shares of common stock, par value $.01 per share, and shares of preferred stock, par value $1.00 per share.

(a)          At and after the Effective Time: (i) where no physical certificate representing the Company Shares has been issued in the name of a holder thereof, a “book-entry” (i.e., a computerized or manual entry) shall be made in the share records of Holdco to evidence the issuance to such holder of the number of uncertificated shares of Holdco into which such Company Shares have been converted pursuant to Section 1.7, and Holdco shall cause each stockholder holding Holdco shares in book entry form to be provided such information as shall be required by or necessary to comply with Maryland law; (ii) each certificate which, immediately prior to the Effective Time, represented outstanding Company Shares (each, a “Company Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number, class and series of Holdco shares into which the Company Shares represented by such Company Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.7.

(b)          The registered holder of any Company Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of the Company, or of the transfer agent in respect of the Company Shares, immediately prior to the Effective Time, shall, until such Company Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the Holdco shares into which the Company Shares represented by any such Company Certificate have been converted pursuant to Section 1.7, subject to the provisions of Maryland law.

(c)          Following the Effective Time, Holdco may, in its discretion, mail or cause to be mailed, to the persons who were registered holders of Company Certificates immediately prior to the Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such Company Certificates, if the holder so chooses, in exchange for a certificate (a “Holdco Certificate”), or, in Holdco’s discretion, uncertificated shares in book-entry form, representing the number, class and series of Holdco shares into which the Company Shares represented by such Company Certificate have been converted pursuant to Section 1.7.

(d)        Each Holdco Certificate shall comply with all requirements set forth in Holdco’s charter or bylaws and applicable law with respect to notice of certain restrictions on ownership and transferability.

Section 1.10       Dividends. At the Effective Time and by operation of the Merger, the Company’s obligations with respect to any dividends or other distributions to the Company’s stockholders that have been declared by the Company, but not paid prior to the Effective Time, will be assumed by Holdco.

Section 1.11         Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company shares theretofore outstanding on the records of the Company.

Section 1.12        Plan of Reorganization and Plan of Exchange. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each Party shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 1.13       Successor Issuer. It is the intent of the Parties that Holdco be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of the Securities Act.

Section 1.14         Equity Awards; Equity Participation Plans; Executive Severance Plan

(a)          Contingent upon the consummation of the Merger and effective immediately following the Effective Time:

(i)         the Company will assign to Holdco, and Holdco will assume and continue, all of the Company’s equity incentive plans and agreements (the “Plans”), including but not limited to the Restated Kimco Realty Corporation 2010 Equity Participation Plan (as amended and/or restated, the “2010 Plan”) and the Kimco Realty Corporation 2020 Equity Participation Plan (as amended and/or restated, the “2020 Plan”) (and, for the avoidance of doubt, any limitations on the number of shares of Company Common Stock issuable thereunder shall continue to apply under the Plans with respect to an equal number of shares of Holdco Common Stock).

(ii)          the outstanding and, as applicable, unexercised portions of all stock options, restricted shares, performance shares, deferred stock and other rights or awards outstanding under the Plans in respect of Company Common Stock will become stock options, restricted shares, performance shares, deferred stock and other rights or awards, as applicable, in respect of the same number of shares of Holdco Common Stock with no other changes in the terms and conditions of such stock options, restricted shares, performance shares, deferred stock or other rights or awards, including exercise prices and performance goals (provided that such performance goals shall, following the Effective Time, relate to Holdco).

(iii)       the Company will assign to Holdco, and Holdco will assume, the outstanding and, as applicable, unexercised portions of such stock options, restricted shares, performance shares, deferred stock and other rights and awards under the Plans, and the interests and obligations of the Company with respect thereto.

(b)          Immediately following the Effective Time, all references to the Company or to Company Common Stock in the Plans will be deemed to be automatically amended to be references to Holdco and to Holdco Common Stock, respectively, except where the context clearly dictates otherwise.

(c)          Contingent upon the consummation of the Merger and effective immediately following the Effective Time, the Company will assign to Holdco, and Holdco will assume and continue, the Kimco Realty Corporation Executive Severance Plan (the “Severance Plan”), and all rights, interests and obligations of the Company with respect thereunder; provided, that, the entity that employs the applicable participant shall be responsible for any non-equity payments from the Severance Plan to the participant. Immediately following the Effective Time, all references to the Company or to Company Common Stock in the Severance Plan will be deemed to be automatically amended to be references to Holdco and to Holdco Common Stock, respectively, except where the context clearly dictates otherwise.

(d)          The Company and Holdco agree that the transactions contemplated in this Agreement do not constitute a “Change in Control,” a “Change of Control,” or term of similar import under the Plans or the Severance Plan, as such term is defined therein.

(e)          Immediately following the Effective Time, all references to Company Common Stock in the Kimco Realty Corporation 401(k) Plan will be deemed to be automatically amended to be references to Holdco Common Stock, respectively, except where the context clearly dictates otherwise.

(f)          Subject to the terms of this Agreement, the Plans and Severance Plan, the Parties shall from time to time after the date hereof, without further consideration, execute, acknowledge, deliver and take such further acts, assignments, notices, transfers, conveyances, assumptions and assurances as may be reasonably required to carry out the intent of this Agreement, including, without limitation, preparing and making any required filings with the Securities and Exchange Commission.

ARTICLE 2
MISCELLANEOUS

Section 2.1          Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 2.2         Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute a single instrument.

Section 2.3          Successors and Assigns. This Agreement may not be assigned by a Party without the written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the Parties.

Section 2.4         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.5          Applicable Law. This Agreement, and any controversy or proceeding arising hereunder or in connection herewith, whether sounding in contract or tort, and whether brought at law or in equity, shall be governed by, construed and enforced in accordance with the laws of the State of Maryland without regard to any conflict of laws principles.

Section 2.6          Amendment and Termination. This Agreement may be amended or supplemented in any manner and from time to time prior to the Effective Time by a written instrument duly executed and delivered by all of the Parties. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken by the boards of directors of the Parties. In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed all as of the date first written above.

KIMCO REALTY CORPORATION

/s/ Glenn G. Cohen
Name: Glenn G. Cohen
Title: Executive Vice President, Chief Financial Officer and Treasurer

NEW KRC CORP.

/s/ Glenn G. Cohen
Name: Glenn G. Cohen
Title: Executive Vice President, Chief Financial Officer and Treasurer

KRC MERGER SUB CORP.

/s/ Glenn G. Cohen
Name: Glenn G. Cohen
Title: Executive Vice President, Chief Financial Officer and Treasurer